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                                                                  Exhibit 10(pp)

                        [BASE TEN SYSTEMS LETTERHEAD]


November 26, 1997

Mr. C. Richard Bagshaw
1470 Sand Hill Road, Apt. 310
Palo Alto, California  94304

Dear Rick:

It is a pleasure to extend to you an offer to join Base Ten Systems, Inc. as Executive Vice President effective December 1, 1997. As you know, Base Ten is in the process of completing a strategic shift from weapons control systems for the defense industry to manufacturing execution systems (MES) software for regulated industries, especially pharmaceutical manufacturers. Your recent experience as President of Roche-Syntex Pharmaceuticals in Puerto Rico and your many years of operations, marketing and general management experience lead us to believe that you will be quite successful in your new role and responsibilities.

Your initial compensation will be as follows:

1. Base Salary--Your base salary will be at the annual rate of $180,000 earned and paid bi-weekly, in accordance with Base Ten's normal pay policy. You will be eligible for an annual salary review. Salary action will be based on merit and performance.

2. Bonus--You will be eligible for a bonus equaling up to 40% of your base salary. The amount of your bonus will be determined by management based on your meeting agreed upon performance targets and on the overall performance of the Company. This bonus will be paid within 120 days after the end of each fiscal year.

3. Stock Option--We will make best efforts to secure the needed approvals of the shareholders and of the Board of Directors to authorize additional shares of Base Ten Class A Common Stock for option purposes and to grant you an option to purchase 50,000 shares from this proposed authorization. Your purchase price per share under this option grant would be at the NASDAQ closing price on the day that your option is granted. Assuming it is granted, this option will vest 20% on each of the first five anniversaries from the date of the grant. You will be eligible from time to time for future grants at the discretion of the Board of Directors.

4. Change of Control Agreement--You will be provided with a change of control agreement. Should there be a change of control as defined in the Agreement, your stock options will vest 100% on the date of change of control. Should your employment subsequently be terminated for convenience following a change of control as defined in the Agreement you will receive a cash payment in the amount of 2.99 times your base salary. The change of control agreement is controlling in these instances.

5. Severance Protection--In accordance with Base Ten policy you can be separated from the Company at any time for either cause or convenience. Should your employment be terminated by the Company for convenience you will receive salary continuation for a period of twelve months. Should your employment be terminated by the Company for cause there will be no severance pay.

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6. Benefits--You will be entitled to the standard package of Base Ten benefits offered to U.S. exempt employees including eight paid holidays and three weeks vacation.

7. Relocation Allowance--You will be entitled to a relocation allowance not to exceed $10,000. This will include up to three months of temporary housing at a rate not to exceed $1,500 per month, and packing and shipment of your household goods to the Trenton area. Actual expenditures will be reimbursed.

This offer is contingent upon the fact that there is nothing outstanding, including any restrictive nondisclosure/noncompetition agreements with or any obligations to any parties which would prohibit your ability to function in full as Executive Vice President, and, upon board approval, as an officer of the Company.

The terms of this letter of offer are governed by the laws of the State of New Jersey and shall be subject to periodic review. Employment with the Company is as defined and governed by Company policies and procedures.

Please confirm your acceptance to this offer by signing both this and the enclosed Agreement with Respect to Inventions, Disclosures and Competition. Originals should be returned to the attention of Jo Ann Fechter, Personnel Manager. You may retain the copies for your files.

At Base Ten, Rick, we are exceptionally excited about our growth prospects. We hope that you choose to accept our offer and look forward to your joining us early in December.

Sincerely,


         /s/ Richard J. Farrelly
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Richard J. Farrelly
Sr. Vice President, Planning and Human Resources

cc:  T. E. Gardner
     Board of Directors